SEPTEMBER 2021

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

PRODUCTION COMMITMENT	2
ZACH'S THOUGHTS	2
AWARD	2
FINANCIALS	3
CARBON SEQUESTRATION	4

EXECUTIVE UPDATE

After more than a year of ever-changing uncertainty amid the worldwide pandemic, the ethanol industry is seeing impressive margins. The Homeland team continues to strive for continuous improvement and production efficiency. Production efficiency is key to maximizing profitability in the competitive and fluctuating markets for both our inputs and our products. We are proud of the Homeland team and the effort, dedication, and adaptability to change as markets and personnel have shifted over the last several months. While we work hard in Lawler to turn corn into ethanol, we keep an eye on Washington as our Iowa legislators fight on behalf of Iowa farmers to ensure the Renewable Fuels Standard is upheld.

Homeland Energy Solutions welcomes our new full time CEO, Telly Papasimakis. Telly joins the Homeland team after more than 20 years with ADM. Telly's experience includes operations, sales and management across a wide range of products within ADM. Educated as a Chemical Engineer at North Carolina State University, Telly earned his Masters of Business Administration at the University of North Carolina at Wilmington and completed a CEO Led Executive Development Program at Harvard Business School. We look forward to Telly joining the team at Homeland and leading us as we continue to adapt and improve our processing and sales of ethanol and co-products.



-Beth Eiler, CEO Interim

DISCLOSURE

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

STAN'S FINAL THOUGHTS

It's that time in life for me to retire. I have looked forward to retirement for a long time, but now that the time is here, I face it with mixed emotions as I realize I enjoy my work so much. On top of that, I will miss the hard-working employees at Homeland that make us so successful. It is this group of people that have made my job so enjoyable and so successful.

I say "mixed emotions" as I am also looking forward to many things in my retirement. Fishing, hunting, camping, organizing a new shop, gardening, helping my son-in-law farm, working on my father's Farmall tractor collection, spending time with grandkids, and some traveling with my bride of 45 years. She enjoys fishing as much as I do, so hopefully many trips to Canada will be in the future whenever Covid lays down. I hope to have a very active and busy retirement, all God willing.

Again, I owe a **Big Thanks** to the employees I have worked with at Homeland. They are the best! I will miss interacting with them. I would also like to thank all the people that supported me by selling Homeland corn for the last 13 years. I have gotten to know so many hard-working producers and truckers. Many of you I have known and worked with all the way back to my days in McGregor. Thank you for turning those trucks in the direction of Homeland. Thank you for what you have done in helping make Homeland Energy Solutions successful by selling your grain here. "It all starts with the corn at Homeland."



It's time for me to move on. Thank you everyone.

-Stan the man (no longer from Homeland)

HOMELAND ENERGY SOLUTIONS NEWSLETTER

Page 2

PRODUCTION COMMITMENT

As with many industries, our world has changed since the start of the 2020 pandemic. Uncertainty continues to burden us with difficulties securing parts, resources, and supplies. Although we have been successful in our leadership managing the health and safety of our plant and its employees, we remain cautious.

We have recently experienced periods in time competing to fill open roles with neighboring industries. During times like this, we must look to find possibilities within the opportunities. The practice to disrupt old habits and methods allows us to apply technology and engineered systems improving the reliability and predictability of the plant. The results are longer periods of consistent steady state operations, improved uptime, reduced variable costs and predictable volumes all of which allows our marketing teams to attract the highest value for our products.

Traditional roles will change with the advancement in our process monitoring and automation allowing our teams to develop higher valued skills that will continue to keep Homeland competitively advantaged and strategically positioned.

-Mike Peterman, Plant Manager

ZACH'S THOUGHTS

Harvest is around corner! For the most part, we have been blessed with timely rains and sunshine. Hopefully we can finish the growing season strong and absent of any major storm damage. As of this writing, our corn markets are working softer like we normally see during this time of year. Producers should be looking to take advantage of some early corn premiums in late September or early October for corn that may be ready to harvest. This could add a nice bump to an already very good new crop price. Here at Homeland, we are getting ready to make the transition to new crop as well by cleaning out bins and readying equipment during our fall outage. Like last fall we are planning on running extended harvest hours to help accommodate your harvest needs. Producers can expect Monday thru Friday 7am-7pm, Saturday 7am-6pm and Sunday noon-4pm for corn delivery, please watch our daily bid sheets for updates.

I want to say a big THANK YOU to Stan Wubbena. Stan is retiring after a 40+ years in the grain industry. I have been blessed to sit next to Stan over the past 3 years and attempt to soak up the wealth of knowledge that he has. Homeland Energy has been lucky to have had Stan in their corner of the past 12 years. We wish Stan and Thea the best of luck in retirement!!!!

-Zach Nosbisch, Commodity Risk Manager

COMMUNITY ENRICHMENT AWARD


Homelan
Energy
Solution

Homeland was a recipient of the Community Enrichment Award for 2020 by the Iowa-Illinois Safety Council in August. Homeland received this award for assisting employees and communities during the Covid-19 Pandemic by shifting production to provide alcohol-based disinfectant. In total, Homeland donated and distributed over 6,000 gallons of alcohol-based disinfectant to help surrounding communities.

SEPTEMBER 2021

Page 3

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q2 2021

Homeland's ethanol sales for Q2 2021 increased more than 7% over Q1 2021 and 14% more than Q2 2020, which is largely a reflection of more typical summer travel, which we certainly did not experience in 2020 amid the earlier months of the COVID-19 pandemic. We also realized increased sales volume in our co-products of DDGS and Corn Oil, almost 10% and 11% increases over Q1, respectively. In addition to increased volume of product sold, the revenue per respective unit of our products all increased as compared to Q1: ethanol by almost 29%, DDGS by almost 26% and Corn Oil by almost 25%. Overall, revenue was up 35% over Q1.

Cost of goods sold increased 30% in Q2 vs Q1. The average cost of corn per bushel increased nearly 22% in Q2 as compared to Q1 and 85% more than the same quarter of 2020. Net income for Q2 2021 was $12.9 million, bringing year to date net income to nearly $18.8 million. A much nicer place to be halfway through the year when looking at our year-to-date loss at the same point in 2020!

Please see a summary of the Company's financial performance below. You may find a more detailed version of the 10-Q quarterly report available on the HES or SEC website.

-Beth Eiler, Chief Financial Officer

"Net income for Q2 2021 was $12.9 million, bringing year to date net income to nearly $18.8 million."

BALANCE SHEET	6/30/2021	3/31/2021
Current Assets	$ 69,697,709	$ 49,032,780
Property & Equipment	121,733,833	125,236,873
Other Assets	6,903,500	7,280,576
Total Assets	$ 198,335,042	$ 181,550,229
Current Liabilities	$ 13,186,308	$ 12,239,166
Long-term Liabilities	16,007,533	13,079,213
Total Members' Equity	169,141,201	156,231,850
Total Liabilities and Equity	$ 198,335,042	$ 181,550,229
Book Value per Membership Unit	$ 2,620	$ 2,420
INCOME STATEMENT **3 Months Ended**	**6/30/2021**	**3/31/2021**
Revenue	$ 130,691,378	$ 96,376,950
Cost of Goods Sold	116,577,854	89,220,499
Operating Expenses	1,131,308	1,232,376
Operating Income	12,982,216	5,924,075
Other Income (Loss)	(72,865)	(58,780)
Net Income	$ 12,909,351	$ 5,865,295
Net Income per Membership unit	$ 200	$ 91
Distributions per unit	-	-

HOMELAND ENERGY SOLUTIONS NEWSLETTER



JOB OPENINGS

Homeland is accepting applications for a full-time Production Operator, and Maintenance Tech to join our team. Full job descriptions are located on our website. Applications are available online at www.homelandenergysolutions.com or apply in person. Homeland offers excellent benefits and competitive wages. If you know of a qualified candidate, please refer them to Katherine Balk, VP of HR.

CARBON SEQUESTRATION

Homeland, along with a number of other ethanol producers, recently signed a Carbon Dioxide Offtake Agreement with Summit Carbon Solutions Carbon, LLC ("SCS"). In the Carbon Dioxide Offtake Agreement, Homeland agreed to supply carbon dioxide generated by the ethanol plant to SCS. SCS plans to construct a pipeline connecting these ethanol plants to a sequestration well in North Dakota in order to store the carbon dioxide underground. This project will allow Homeland to reduce its carbon intensity score, which can be beneficial to market our ethanol in certain areas of the United States. Based on current market conditions, in some markets, ethanol which has a lower carbon intensity score, can be sold for a premium compared to ethanol that has a higher carbon intensity score. Further, additional markets may develop in the future which take carbon intensity into account when deciding which ethanol can be sold in the market.

Homeland is not contributing any capital to the project but may realize a return on the agreement due to this lower carbon intensity score for our ethanol. A number of other ethanol plants have signed on to participate in the project. Further, this project may be beneficial to Homeland in the future if carbon dioxide emissions regulations are adopted. While Homeland supports the SCS project, it has not elected to make a cash investment in the project.

10 YEARS OF SERVICE

Homeland would like to recognize a couple more Homeland employees who have completed 10 years of service. Please help us congratulate **Katherine Balk** and **Ron Bramow**. Thank you for your dedication to Homeland!





If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.



ETHANOL: DRIVING AMERICA'S FUTURE